Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Equity Trust

We consent to the use of our report dated July 25, 2018, with respect to the financial statements of Voya Large-Cap Growth Fund, Voya Large Cap Value Fund, Voya MidCap Opportunities Fund, Voya Multi-Manager Mid Cap Value Fund, Voya Real Estate Fund, Voya SmallCap Opportunities Fund, Voya SMID Cap Growth Fund, and Voya U.S. High Dividend Low Volatility Fund, each a series of Voya Equity Trust, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
September 25, 2018